Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Hexcel Guidance for another Record Year in 2013

•                  Expect 2013 adj. diluted EPS of $1.66 - $1.78 on sales of $1.64 - $1.74 billion

•                  2013 Free Cash Flow expected to be $20 - $60 million

•                  Long Term targets through 2017:

•            $2.5 billion of sales in 2017 from organic growth

•            Increasing Operating Income leverage on the incremental sales to 23+%

•            Adj. diluted EPS growth in the teens

•            Expect to generate significant Free Cash Flow with capital spending below $200 million in each year

•                  $50 million share repurchase program authorized

STAMFORD, CT. December 12, 2012 — Hexcel Corporation (NYSE: HXL), today provided its guidance for 2013, outlook and targets for the next five years, and announced a share repurchase program.

2013 Guidance

Mr. David Berges, Hexcel’s Chief Executive Officer, summarizing the Company’s outlook commented, “In 2013, we expect another year of double digit sales growth in our Commercial Aerospace market, which comprises about 60% of our total sales.  This growth will come from sales to Airbus, Boeing, and their subcontractors, thanks to on-going increases in aircraft build rates and new composite rich aircraft programs that are entering production or ramping up.  We expect the regional and business aircraft market to be flat, though this sub-market accounts for less than 20% of our Commercial Aerospace sales.  We expect modest single digit growth in the Space & Defense market in 2013 led by global rotorcraft demand for our materials.  We foresee a modest decline in our Industrial market, reflecting a 15% to 20% drop in our wind turbine sales partially offset by other industrial sub-markets.   Our overall 2013 revenue guidance is in the range of $1.64 billion to $1.74 billion, at today’s exchange rates, with a resultant 2013 diluted earnings per share in the $1.66 to $1.78 range.  We expect capital expenditures for 2013 to be $180 million to $200 million.  Our 2013 effective tax rate should remain around 32%.  We expect about a $30 million increase in cash taxes as our income grows and available tax carry-forwards are exhausted.  We expect free cash flow to be in the range of $20 million to $60 million for the year, with the typical use of cash in the first quarter.”

Longer Term Outlook

Mr. Berges added, “Over the next five years, we expect sales to Airbus, Boeing, and their subcontractors to maintain a double digit growth rate based on projected build rates and our targeted content on new programs, including over $4 million per aircraft on the A350-900.   We expect some gradual recovery of sales to regional and business aircraft, and assume single digit growth after 2013.  We continue to expect single digit growth in our Space & Defense market.  While the wind energy sub-market will be down in 2013, we expect it to resume growth in 2014 and beyond. Other industrial markets are expected to track with the economy.

Vision/Targets through 2017

•                  Our annual sales are expected to approach $2.5 billion by 2017 through organic growth alone

•                  We are increasing our targeted EBIT leverage on incremental sales growth to 23%+ (up from 20%+)

•                  We expect to generate significant Free Cash Flow through the period with capital spending below $200 million in each year

•                  We expect adjusted diluted EPS growth to average in the “teens” over the period

Share Repurchase Program Authorized

The Company’s Board of Directors has authorized the repurchase of up to $50 million of the Company’s common stock.  Under the program, the Company may purchase its common stock from time to time in the open market or in privately negotiated transactions. The repurchases will be funded from cash from operating activities and, if needed, the existing credit facilities.  The amount and timing of the purchases will depend on a number of factors including the price and availability of shares of common stock, trading volume and general market conditions. The Company may also from time to time establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate purchases under this authorization.

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Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

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Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of financial results for 2013 and beyond.  The loss of, or significant reduction in purchases by, Boeing, EADS,

Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieve expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions and changes in or unexpected issues related to environmental regulations, legal matters, interest expense and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com